Exhibit (a)(1)(G)

PRESS RELEASE

P.A.M. Transportation Services, Inc. Announces Preliminary Results of its Self Tender Offer

Tontitown, Arkansas, May 23, 2024..... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) (the “Company” or “PTSI”) today announced the preliminary results of its modified “Dutch auction” tender offer to repurchase up to 550,000 shares of its outstanding common stock, which expired at 5:00 p.m., Eastern Time, on Wednesday, May 22, 2024.

Based on the preliminary count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, approximately 284,222 shares were properly tendered and not properly withdrawn at or below the expected final purchase price of $18.00 per share, including shares that were tendered through notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, the Company expects to acquire 284,222 shares at a final purchase price of $18.00 per share, for an aggregate purchase price of approximately $5.1 million. These shares represent approximately 1.3% of the Company’s issued and outstanding shares as of April 19, 2024. The determination of the final number of shares to be purchased and the final price per share is subject to confirmation by Computershare of the proper delivery of the shares validly tendered and not withdrawn.

The number of shares to be purchased and the price per share are preliminary and are subject to verification by Computershare and subject to change for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the applicable two trading day settlement period. The actual number of shares to be purchased and the final price per share will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by Computershare and are not expected to be announced until at least May 28, 2024. Promptly after such announcement, Computershare will issue payment for the shares validly tendered and accepted for payment under the tender offer and will return shares tendered and not purchased in the tender offer.

The Company may purchase additional shares in the future in the open market subject to market conditions and through private transactions, tender offers or otherwise. Under applicable securities laws, however, the Company may not repurchase any shares until June 7, 2024. Whether the Company makes additional repurchases in the future will depend on many factors, including the number of shares purchased in this tender offer, its business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and other factors the Company considers relevant.

The Company has retained Georgeson LLC as the information agent for the tender offer. All questions regarding the tender offer should be directed to the information agent (888) 680-1529 (toll free).

P.A.M. Transportation Services, Inc. is a holding company that owns subsidiaries engaged in providing truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Note Regarding Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to the expiration of the tender offer, the Company’s payment for the shares tendered in the offer, the terms and conditions of the tender offer, and other expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; general inflation, recessionary economic cycles and downturns in customers’ business cycles; a significant reduction in or termination of the Company’s trucking service by a key customer, including as a result of future labor disruptions; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; potential future economic, business or operational disruptions or uncertainties that may result from any future public health crises; the resale value of the Company’s used equipment; the price and availability of new equipment consistent with anticipated acquisitions and replacement plans; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, rules regarding the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.